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                                                                    EXHIBIT 99.1

                                    Contact:  Patty Nowack
                                              Janice Monahan
                                              480/693-5729
                                              media.relations@americawest.com

FOR IMMEDIATE RELEASE:     Wednesday, Dec. 6, 2000

              AMERICA WEST RELEASES OPERATING AND PERFORMANCE DATA

         PHOENIX -- America West Holdings Corporation (NYSE:AWA), parent company of America West Airlines, Inc., today released certain data regarding the airline's fleet plan, unit costs, operating statistics, fuel and performance statistics:

FLEET PLAN
America West Airlines' most recent fleet plan is outlined in the table below. The plan includes four A319 deliveries in the fourth quarter 2000 to bring the year-end fleet total to 138 aircraft.

                                 Total Fleet                         Total Fleet
                                   as of                                as of
                                 12/31/00        2001       2002       12/31/02
                                 --------      --------  --------     --------
B737-200                            14            0        -2             12
B737-300                            47            0         0             47
B757-200                            13            0         0             13
A319                                19           12         1             32
A320                                45            3         3             51
                                    ---          --         --           ---
Total                              138           15         2            155

Total Fleet Year-End                            153       155            155

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America West Holdings Corporation
Releases Operating and Performance Data / 2


UNIT COSTS

We have adjusted our cost projections to reflect the continued increase in fuel costs. Our projected fourth quarter unit costs are expected to increase year-over-year by 10-11% primarily due to higher fuel prices. Fourth quarter cost per available seat mile (CASM) excluding fuel and tax is projected to increase 2 to 3% over 1999.

                                                     4Q00 Fcst
                                                     ---------
CASM - YOY%                                           + 10-11%
CASM - YOY% (excl. fuel and tax)                       + 2-3%

CAPACITY

October capacity was impacted by weather disruptions, which effected operations in the first part of the month. For the quarter, capacity is projected to increase between 6 and 7% over 1999. For 2001, available seat miles (ASMs) are projected to increase 9 to 10%.


                                    4Q00 Fcst         Full Year 01 Fcst
                                    ---------         -----------------
Capacity (ASMs) - YOY%                + 6-7%            +9-10%

FUEL

Our forecasted fourth quarter fuel price, excluding tax, is 108.2 cents, bringing the full year 2000 forecast to 88.3 cents. For 2001, fuel price is forecast to be 91.1 cents for the full year. We are 20% hedged in the fourth quarter of 2000 and are 34% hedged in the first quarter of 2001.

                                    4Q00 Fcst          Full Year 01 Fcst
                                    ---------          -----------------
Fuel Price (cents/gal excl. tax)     108.2                    91.1

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America West Holdings Corporation
Releases Operating and Performance Data  / 3

OPERATING PERFORMANCE

October on-time performance (63.3%) and completion factor (95.2%) were negatively impacted by weather in Phoenix at the beginning of the month and a series of air traffic control outages. Excluding the 13 days during which ATC outages or severe weather disrupted our operations, our performance in October was similar to that of September. November operating performance has been better than October due to improved weather offset by a high number of maintenance aircraft out of service early in the month. Operating Performance during the Thanksgiving holiday period was good. For the six-day holiday period (November 21 to 26), completion factors ranged from 98.4% to 100% and on-time performance was approximately 78%.

         This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this release, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. In addition to the factors identified above, among the key factors that may have a direct bearing on the company's results are competitive practices in the airline and travel industries generally and particularly in the company's principal markets, the ability of the company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the company's relationship with employees and the terms of future collective bargaining agreements and the impact of current and future laws and governmental regulations affecting the airline and travel industries and the company's operations. For additional discussion of such risks see "Business - Risk Factors," included in Item 1 of the company's annual report on Form 10-K for the year ended Dec. 31, 1999 which is on file with the Securities and Exchange Commission. Any forward-looking statements speak only as the date such statements are made.
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America West Holdings Corporation
Releases Operating and Performance Data / 4

         America West Holdings Corporation is an aviation and travel services company with 1999 revenue of $2.2 billion. Wholly owned subsidiary America West Airlines is the nation's ninth largest carrier serving 91 destinations with more than 890 daily departures in the U.S., Canada and Mexico. The Leisure Company, also a wholly owned subsidiary, is one of the nation's largest tour packagers.

         This press release, as well as releases issued in the past year by America West Holdings and its affiliates, can be accessed on the company's Web site at www.americawest.com.

                                      -AWA-